Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Class A Common Stock and Class B Common Stock

of

BENEFYTT TECHNOLOGIES, INC.

at

$31.00 NET PER CLASS A SHARE

No Consideration to be Paid Per Class B Share

Pursuant to the Offer to Purchase dated July 24, 2020

by

DAYLIGHT BETA CORP.

a

direct wholly-owned subsidiary of

DAYLIGHT BETA PARENT CORP.

an affiliate of

MADISON DEARBORN PARTNERS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE

AFTER 11:59 P.M., EASTERN TIME, ON AUGUST 20, 2020, UNLESS

THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 24, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Daylight Beta Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Daylight Beta Parent Corp., a Delaware corporation, to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of Class A Common Stock, par value $0.001 per share (the “Class A Shares”), of Benefytt Technologies, Inc., a Delaware corporation (“Benefytt”), at a purchase price of $31.00 per Class A Share, net to the seller in cash without interest, less any applicable withholding taxes, and all of the outstanding shares of Class B Common Stock, par value $0.001 per share (the “Class B Shares” and together with the Class A Shares, the “Shares”) for no consideration, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 24, 2020 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. The board of directors of Benefytt has recommended that holders of Shares accept the Offer by tendering their Class A Shares to Purchaser pursuant to the Offer.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.    The Offer to Purchase;

2.    The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup United States federal income tax withholding;

3.    A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company LLC (the “Depositary”) by

the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

4.    A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.    Benefytt’s Solicitation/Recommendation Statement on Schedule 14D-9; and

6.    A return envelope addressed to the Depositary for your use only.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time, on August 20, 2020, unless the Offer is extended or earlier terminated.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates (if any) or confirmation of receipt of such Shares under the procedure for book-entry transfer through The Depository Trust Company (“DTC”), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in Section 3 of the Offer to Purchase) in the case of book-entry transfer through DTC, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.